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                                                                    EXHIBIT 6.07

CONSULTING AGREEMENT

This Agreement (this "Agreement") is entered into as of September 1, 1999 by and between Showstar On-Line, Inc., a Colorado corporation ("Company") and Connie Vick, ("Vick"), trading as Vick Corporate Art Advisors, having her principal place of business at 8204 Cedar Road, Elkins Park, PA. 19027 ("Consultant").

The parties hereto agree as follows:

1. Engagement. Company hereby engages Consultant and Consultant hereby agrees to hold herself available to render, and to render at the request of Company, independent marketing, advisory and consulting services for Company and its art web site which will be known as "ArtStar", to the best of its ability, upon the terms and conditions hereinafter set forth.

2. Term. The term of this Agreement is one year and shall begin as of the date of this Agreement. The Agreement shall be automatically renewed by the Company for an additional two years unless either party gives sixty (60) days notice of non-renewal prior to the first anniversary of signing.

3. Termination.

3.1. The provisions of paragraph 2 notwithstanding, this Agreement shall terminate upon the occurrence of any one or more of the following:

a. Death of Connie Vick;

b. Inability of Connie Vick to perform her duties for a period of 60 consecutive days due to sickness, disability or any other cause, unless Consultant is granted a leave of absence by the Company; or

c. For cause as defined in sections 4.1 or 4.2 or 4.3.

3.2. Termination with Cause by the Company, Etc. Consultant shall be entitled to compensation earned through the date of termination if termination is with cause by the Company, without cause by Consultant or because of Vick's death or disability as provided in sections 3. 1 (a) or (b).

3.3. Termination without cause by the Company. Termination without cause by the Company must be preceded by a minimum of a sixty (60) days' prior written notice of such termination to Consultant. The period of non-competition shall be reduced to one (1) in the event of termination of Consultant by the Company without cause.

3.4. Resignation by Consultant. In the event Consultant elects to terminate its relationship with the Company without cause by resigning, or otherwise, Consultant shall be entitled to no further compensation or grant shares not theretofore vested as of and from the date of such termination. Furthermore, termination without cause by Consultant must be preceded by a minimum of a sixty (60) days' or written notice of such termination to the Company.

3.5. Continuing Effect. Despite termination of this Agreement, and, unless

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otherwise provided herein, irrespective of whether such termination has been effected with or without cause by either Company or Consultant, such termination shall not affect the continuing enforceability of those provisions hereof that are by intended to apply after the termination hereof, including without limitation those contained in section 10.

4. Cause and Breach.

4.1. Where reference is made in this Agreement to termination by the Company with or without cause, "cause," shall mean cause resulting, from actions or inactions of Consultant and is limited to the following:

a. Repeated failure or refusal to carry, out the reasonable directions of the Company, provided such directions are consistent with the duties and obligations herein set forth to be performed by Consultant;

b. Willful violation of a state or federal law involving the commission of
(1) a crime against the Company materially adversely affecting the Company or
(2) a felony of any kind; or

c. Any material breach by Consultant or this Agreement or the falsity of any material representation or warranty of Consultant herein not corrected as paragraph 4.3 hereof

4.2. Where reference is made in this Agreement to termination being by Consultant with or without cause, "cause", shall mean any breach of this Agreement by the Company not corrected as provided in paragraph 4.3 hereof

4.3. Whenever a breach of this Agreement by either party is relied upon as a justification for any action taken by the other party pursuant to any provision of this Agreement (including without limitation termination hereof), before such action is taken, the party asserting the breach shall give the other party written notice of the existence and nature of the breach and such other party shall have the opportunity to correct such breach during the thirty (30) day period following such notice. If such cure is effected, then an ch breach shall not be a basis for the party intending to rely thereon.

5. Compensation. As compensation for all services rendered by Consultant under this Agreement, Company shall pay Consultant the following sums:

(a) During the term of this Agreement Company shall pay Consultant a refundable advancement of $5000.00 during the term hereof, which constitutes a draw against commissions due Consultant. Consultant is guaranteed a minimum of $5000.00 each month, provided, however, that in those months in which Consultant earns a commission greater than $5000.00, Company shall deduct from such commission, an amount, if any, equal to that owed the Company in prior months in which $5000.00 in commissions were not actually earned by Consultant.

(b) During the term of this Agreement Company shall pay Consultant a commission of twenty percent (20%) of gross profits made on all purchases of goods, defined as all artwork, frames and related items, and a commission of fifty percent (50%) of gross profits made on all purchases of consulting services by any ArtStar client. Gross profits are defined as revenues less cost.

(c) Payment will be made monthly, the sum based upon receipts of purchases of goods and of consulting services by ArtStar Consulting (defined below) clients purchaser makes full payment of purchase price.

(d) Upon execution of this agreement, Consultant shall receive three hundred


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thousand (3 00,000) shares of Company, which shall vest at one hundred thousand
(100,000) shares per year commencing upon execution and upon each anniversary date; provided, however, that Consultant is not terminated with cause or that Consultant elects to terminate without cause by resignation, or otherwise.

(e) During the time of this agreement Consultant shall receive stock options of one hundred fifty thousand (150,000) shares at $1.00 per share per year for three (3) years, which shall vest at 50,000 shares, each year beginning on the first anniversary of execution of the Agreement; provided, however, that Consultant is not terminated with cause or that consultant elects to terminate without cause by resignation, or otherwise.

(f) In the event that Consultant is terminated without cause, then the effective date of all the foregoing shares and options shall be advanced to the date of any such occurrence, and such options shall remain in effect until termination. All such compensation shall be payable without deduction, including no deduction for federal income, social security, or state income taxes.

6. Duties. Consultant shall hold itself to render, and shall render at the request of Company from time to time consulting and marketing services for the Company, including, without limitation, advice and assistance on the following:

(a) designing and developing the entire on-line ArtStar art selection service to be known as "ArtStar Consulting", including conferring with programmers to create all necessary programs;

(b) providing personalized art selection service to every ArtStar Consulting client and directing all art sales through ArtStar, including in-person consulting services;

(c) creating customized art programs;

(d) developing an exclusive ArtStar listing of special art sources using Consultant's professional connections with hundreds of professional artists and photographers;

(e) negotiating with individual artists and photographers to sell their artwork directly through ArtStar for the benefit of ArtStar Consulting clients, provided, however that the commission paid to ArtStar shall be greater than thirty percent (30%);

(f) negotiating with art galleries, and dealers to grant special discounts of more than twenty percent (20%) to ArtStar Consulting clients at a companion site to be known as "Artist Preferred," provided, however that the commission paid to ArtStar is no less than thirty percent (30%).

(g) negotiating directly with framers to grant special discounts to ArtStar, provided, however that the commission paid to ArtStar shall be at least fifty percent (50%);

(h) using her best efforts to direct current and future corporate and private clients of Consultant to use ArtStar as their exclusive agent for all art resales through the ArtStar retail and auction site;

(i) negotiating with current Consultant's corporate clients to create an online ArtStar protocol for the procurement of artwork in specific instances, including large-scale purchases of artwork designated for personal offices within large corporations such as American Express, Merck & Co., and Deloitte & Touche, when Consultant deems appropriate;

(j) initiating talks with Consultant's close contacts in Sienna, Italy in the effort to bring artwork and items to ArtStar's auction site and to create a cultural and travel program focused on Tuscany;

(k) initiating talks with MasterCard International, to explore a potential online art and culture relationship with ArtStar;

(l) exploring the possibility of providing online art purchasing services to employees of Consultant's corporate clients through in-house company intranet systems;

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(m) developing "tours" of clients' corporate art collections and providing art purchasing programs for the employees, when the Consultant deems appropriate;

(n) encouraging and creating relationships with other consultants to provide consulting services to ArtStar clients in other potential areas, including but not limited to home furnishings and antique collecting; and

(o) making significant contributions and assist in all aspects of the ArtStar web site to ensure its overall success.

Consultant shall render such services conscientiously and shall devote its best efforts and abilities thereto, at such times during the term hereof and in such manner, as Company and Consultant shall mutually agree, it being acknowledged that Consultant's services shall be non-exclusive and performed at such places and at such times as are reasonably convenient to Consultant. Consultant shall observe all policies and directives promulgated from time to time by Company's Board of Directors or Officers. Consultant shall not engage in any activities in conflict with the business and purposes of ArtStar or the Company's other business as from time to time conducted.

7. Expenses.

(a) Consultant shall be promptly (within thirty (30) days) reimbursed by Company for all reasonable business expenses which are deductible by Company for U.S. Federal income tax purposes and which were incurred by Consultant during the performance of its services hereunder; provided, any such reimbursement in excess of $1000.00 in any month, shall require Company's prior written approval. Company's obligation to reimburse Consultant pursuant to this subparagraph shall be subject to the presentation to Company by Consultant of an itemized account of such expenditures, together with supporting vouchers, in accordance with Company's policies as in effect from time to time.

(b) Company shall promptly reimburse Consultant for all expenditures related to in-person consulting services, including travel, lodging and other reasonable expenses incurred in connection with the rendering such services by Consultant. Company shall bill ArtStar clients for all expenses associated with in-person consulting services, including travel, lodging and other reasonable expenses incurred in connection with in-house consulting services.

(c) Company shall increase the monthly stipend payable to Consultant by an amount reasonably determined by both parties in the event that additional manpower is required to provide Consultant's services.

(d) Company shall increase the monthly stipend payable to Consultant by an amount reasonably determined by both parties in the event that Consultant requires the expertise of other art consultants or consultants in other relevant fields.

8. Independent Contractor. It is expressly agreed that Consultant is acting as an independent contractor in performing her services hereunder. Company shall carry no Workmen's Compensation insurance or any health or accident insurance to cover Consultant. Company shall not pay any contributions to Social Security, unemployment insurance, federal, or state withholding taxes, nor provide any other contributions or benefits, which might be expected in an employer-employee relationship.

9. Disclosure of Information. Consultant shall not disclose or appropriate to her own use, or to the use of any third party, at any time during or subsequent to the term of this Agreement, any secret or confidential information of Company or ArtStar of which Consultant has been or hereafter becomes informed, whether or not developed by Consultant, including, but not limited to, information pertaining to ArtStar Consulting, ArtStar Preferred, customer lists, art sources, art software programs, services, methods, processes, prices, profits, contract terms or operating procedures, except as required in connection with

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Consultant's performance of this Agreement, or as required by governmental authority. Company shall have the right to obtain injunctive relief, without bond, for violation of thee terms of this paragraph and the terms of this paragraph shall survive the term of this Agreement. Nothing herein shall prevent Consultant from continuing to conduct its historical art services business, except in connection with doing so online or on the Internet.

10. Conduct of Business

(a) Consultant shall have artistic control over ArtStar Consulting and ArtStar Preferred, including the right to select or disapprove of any gallery providing artwork to ArtStar Consulting clients.

(b) All existing clients of Consultant and any clients hereafter obtained by Consultant not through ArtStar, will be and will remain Consultant's clients and ArtStar shall not be entitled to any compensation on sales to such clients.

(c) Consultant shall pay Company five percent (5%) of all profits received by Consultant for use of ArtStar services by all existing clients of Consultant and any clients hereafter obtained by Consultant not through ArtStar.

(d) Company shall have all proprietary rights, including intellectual property rights, to all property created by Consultant pursuant to this Agreement, including, but not limited to, ArtStar Consulting, ArtStar Preferred, customer lists, art sources, art software programs, services, methods, and processes.

11. Non-Competition. During the term of Consultant's retention by Company and for a period of two (2) years thereafter, Consultant shall not, directly or indirectly, be employed by, own, manage, operate, join, control or participate in the ownership, management, operation or control of or be connected in any manner with the field of Internet online business intended for or actually operated in by Company or ArtStar. Consultant shall be deemed to be connected with a business if such business is carried on by a partnership in which it/she is a general or limited partner, consultant or employee, or a corporation or association of which it/she is a shareholder, officer, director, employee, member, consultant or agent; provided, however, that nothing herein shall prevent the purchase or ownership by Consultant of shares of less than 2% of the outstanding shares of a publicly or privately held company. Nothing herein shall prevent Consultant from continuing to conduct her historical art services business, except in connection with doing so on the Internet.

12. Indemnification. Consultant shall defend, indemnify and hold harmless Company and ArtStar from any and all losses, damages, liabilities and claims associated with Consultant's on-line art selection service, based upon the authenticity, history and online art selection service, or based upon any act of omission, misrepresentation, fraud or inaccuracy on the part of the Consultant pursuant to this Agreement. Notwithstanding the foregoing, Consultant shall not be responsible for any consequential damages.

13. Assignment. This Agreement is a personal one, being entered into in reliance upon and in consideration of the singular personal skill and qualifications of Consultant. Consultant shall therefore shall not voluntarily or by operation of law assign or otherwise transfer the obligations incurred on its part pursuant to the terms of this Agreement without the prior written consent of Company. Any attempted assigm-nent or transfer by Consultant of its obligation without such consent shall be wholly void. Notwithstanding the foregoing, Consultant may assign her interest here in to a corporation, limited liability company or partnership controlled by Consultant and thereupon, Consultant shall be released hereunder, except from her obligations under sections 9 and 11.

14. Notice. Instructions and other documents hand-delivered under this Agreement

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shall be valid if (I) hand-delivered, (II) sent by registered or certified mail, return receipt requested, (III) sent by Federal Express or other reliable overnight courier service, or (IV) transmitted by telecopy.

If to Company:
ArtStar. Com
521 West 23rd Street, 2nd Floor
NewYork, New York 10011
Attn: Abraham Joel
Phone: (212) 647-9223
Fax: (212) 647-8368

If to Consultant:
Vick Corporate Art Advisors
8204 Cedar Road, Suite 217
Elkins Park, PA 19027
Attn: Connie Vick
Phone: (215) 635-6352
Fax: (215) 635-5194

Each communication which shall be given or made in the manner described above shall be deemed sufficiently given or made at such time as it is delivered to the addressee in the case of person delivery or registered or certified mail, one (1) business day following the courier if sent by Federal Express or other reliable overnight courier or upon receipt of the telecopy; if sent by telecopy, followed by a written confirmation within two (2) business days.

15. Waiver of Breach. The waiver by either party of any breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

16. Titles. The titles of the Sections herein are for convenience of reference only and are not to be considered in construing this Agreement.

17. Governing Law. This Agreement has been executed and delivered in the State of New York, and its interpretation, validity and performance shall be construed and enforced in accordance with the laws of such State.

18. Arbitration. In the event of a disagreement of any kind related to this Agreement, the parties agree to submit the dispute to binding arbitration before the American Arbitration Association in New York City.

19. Entire Agreement. This Agreement contains the entire contract of the parties with respect to the subject matter hereof and supercedes all agreements and understanding between the parties concerning the subject matter hereof

Executed as of the date first above written.

Showstar On-line, Inc.
/s/ R.H. COSTIN FOR
Name:  JOHN PUNZO
Title:  PRES & CEO

Vick Corporate Art Advisors
/s/
Name:  CONNIE R. VICK
Title:  Owner